UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2016

XFIT BRANDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55372	47-1858485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25731 Commercentre Drive, Lake Forest, CA	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 916-9680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

The undersigned stockholders of XFit Brands, Inc. (the “Company”) are voluntarily disclosing their current holdings of the Company’s common stock (“Common Stock”) and the consideration paid by them for such shares as well as a description of any and all equity interests previously held by them in any affiliate and/or predecessor entity of the Company and the amount and nature of consideration paid by them for such equity interests.

Linda M. Hirsch, Trustee of the Hirsch Family Trust U/A/D October 21, 2005 (“Hirsch Family Trust”)—1,220,415 shares of Common Stock

Effective June 25, 2009, Kevin Hirsch, currently a Director of Xfit Brands, Inc., acquired on behalf of the Hirsch Family Trust, 6,604 shares and 7,802 shares of common stock in Throwdown Industries, Inc. (“Throwdown”) in two transactions pursuant to a letter of agreement concerning the acquisition by Anytime Anyplace LLC of Throwdown. Mr. Hirsch paid approximately $205,000 for these shares.

On September 14, 2009 Mr. Hirsch acquired 590 shares of Throwdown for the Hirsh Family Trust for $5,000 from two Throwdown shareholders who acquired their shares in the Anytime Anyplace transaction.

Pursuant to a Stock Purchase Agreement, on December 8, 2009, Mr. Hirsch acquired 3,998 shares for the Hirsh Family Trust for $33,334 from a Throwdown shareholder who acquired his shares in the Anytime Anyplace Transaction.

On March 23, 2011 Mr. Hirsch acquired 2,868 shares for the Hirsch Family Trust from the conversion of a $50,000 Convertible Promissory Note that at the time of conversion bore interest of $9,776.03. Mr. Hirsch paid $50,000 for this Note on September 24, 2009. The conversion price was $20.84 for the $59,776.03 of principal and accrued interest.

On January 26, 2012, pursuant to a Contribution and Exchange Agreement, each shareholder of Throwdown Industries, Inc. exchanged its common shares for TD Legacy, LLC membership interests (the “Interests”) on a one for one basis. The Hirsch Family Trust received 21,862 Interests in exchange for its Throwdown shares.

On October 27, 2014, the Hirsch Family Trust gifted 6,750 Interests each to The Deposit Revocable Trust and the Doak Revocable Trust (13,500 Interests in the aggregate). After these transfers, the Hirsch Family Trust held 8,425 Interests.

On February 13, 2015, TD Legacy, LLC made a liquidating distribution of the 4 million shares of Common Stock (the “XFIT Shares”) held by it following the February 9, 2015 effectiveness of the Registration Statement on Form S-1 filed by the Company for purposes of effectuating the distribution. Pursuant to this liquidating distribution, each TD Legacy member received its pro rata portion of the XFIT Shares which, based on 138,068 TD Legacy units outstanding on the record date for the distribution, approximated 28.97123 shares of Common Stock for each one (1) Interest by each TD Legacy member. Accordingly, the Hirsch Family Trust received 244,083 shares of Common Stock in the liquidating distribution in respect of its 8,425 Interests.

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On April 15, 2016, the Company effectuated a 1 for 5 forward split of its outstanding Common Stock which resulted in the Hirsch Family Trust beneficially owning 1,220,415 shares of Common Stock following effectiveness of such forward split, which is consistent with the shares represented on the Company’s certified stockholder list.

McFetters Investments, LLC (“McFetters”)—781,935 shares of Common Stock

On June 25, 2009, McFetters is part of a company acquired by the current management group. McFetters received 2,857 TD Legacy, LLC membership interests (“Interests”) as well as a bridge note.

On April 9, 2010 McFetters entered into a Warrant Agreement with the right to purchase 4,623 Interests at $32.45 cents per share.

On January 26, 2012 McFetters exercised its April 2010 Warrant on a cashless basis for which it received a net issuance of 2,541 Interests. The calculation for this cashless exercise was based upon the difference between the value of the Interests on the date of exercise and the Warrant strike price on the date of the Warrant Agreement. Following this cashless exercise McFetters owned 5,398 Interests.

On February 13, 2015, TD Legacy, LLC made a liquidating distribution of the 4 million shares of Common Stock (the “XFIT Shares”) held by it following the February 9, 2015 effectiveness of the Registration Statement on Form S-1 filed by XFit Brands, Inc. for purposes of effectuating the distribution. Pursuant to this liquidating distribution, each TD Legacy member received its pro rata portion of the XFIT Shares which, based on 138,068 TD Legacy units outstanding on the record date for the distribution, approximated 28.97123 shares of Common Stock for each one (1) Interest by each TD Legacy member. Accordingly, McFetters received 156,387 shares of Common Stock in the liquidating distribution in respect of its 5,398 Interests.

On April 15th 2016, the Company effectuated a 1 for 5 forward split of its outstanding Common Stock which resulted in McFetters beneficially owning 781,935 shares of Common Stock following effectiveness of such forward split, which is consistent with the shares represented on the Company’s certified stockholder list.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XFIT BRANDS, INC.

(Registrant)

Date: July 14, 2016	By:	/s/ David E. Vautrin
David E. Vautrin
Chief Executive Officer

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